EXHIBIT 16.1

                         [Letterhead of Grant Thornton]


December 20, 2001


Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:     Asia4Sale.com, Inc. (the "Company")
             Commission File No. 000-27735

Ladies and Gentlemen:

     We have recently served as the independent accountant for the Company.

     We have read Item 4 of Form 8-K dated December 20, 2001, of Asia4Sale.com, Inc. and are in agreement with the statements contained in paragraph 4(a) therein as they pertain to us. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Sincerely,


/s/ Grant Thornton Hong Kong


SEC/0323